SUB-ITEM 77C

The shareholders of the MFS Florida Municipal Bond Fund (the "Fund"), a series of MFS Municipal Series Trust (the "Trust"), held a special meeting of shareholders on October 27, 2011. Shareholders represented in person or by proxy voted as follows:

Proposal 1: Approval of the Plan of Reorganization providing for the transfer of the assets to and the assumption of all of the liabilities of MFS Florida Municipal Bond Fund by MFS Municipal Income Fund, in exchange solely for shares of beneficial interest in MFS Municipal Income Fund, and the distribution of MFS Municipal Income Fund shares to the shareholders of MFS Florida Municipal Bond Fund in complete liquidation and termination of MFS Florida Municipal Bond Fund.


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|            |Number of Shares|% of Outstanding Shares|% of Shares Present|
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|Affirmative |  1,947,164.0900|                45.482%|            87.640%|
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|Against     |     51,981.4030|                 1.214%|             2.340%|
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|Abstain     |    222,622.7180|                 5.200%|            10.020%|
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|Brk Non-Vote|           .0000|                  .000%|              .000%|
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|TOTAL       |  2,221,768.2110|                51.896%|           100.000%|
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